EXHIBIT 99-1

Contact:    Drew Kronick, Vice President                Joel Pomerantz
            Consolidated Delivery & Logistics, Inc.     The Dilenschneider Group
            (973) 471-1005                              (212) 922-0900



                CONSOLIDATED DELIVERY & LOGISTICS, INC. ACQUIRES
                             WESTWIND EXPRESS, INC.,
                   A LEADING CALIFORNIA-BASED DELIVERY COMPANY

                 Major Boost For CD&L's West Coast Market Share


          CLIFTON, N.J., May 6, 1999 -- In a move to significantly increase its market presence on the West Coast, Consolidated Delivery & Logistics, Inc. (AMEX:CDV), one of the world's largest providers of customized, time-critical air and ground delivery services, today announced it has acquired Westwind Express, Inc. headquartered in Newbury Park, California. A leading West Coast same-day delivery service, Westwind Express has operating branches in many key California markets as well as in Missouri. Westwind, the Company's 24th acquisition since CD&L was organized in late l995, generated approximately $7 million in annual revenues last year.

          Current  Westwind  locations  include  Van  Nuys,   Ontario,   Fresno,
Sacramento and Palmdale, California plus offices in Kansas City and Lexena, Missouri. CD&L has

                                     -more-

existing air and ground facilities in Los Angeles, San Francisco and Santa Rosa, California as well as Seattle, Washington and Kansas City, Missouri.

          CD&L Chairman and CEO Albert W. Van Ness Jr. commented: "This is an important acquisition for CD&L as we continue to build out our national strategy. It provides us with an increased market presence on the West Coast, one of the nation's largest and busiest markets. Westwind brings exceptional management, an excellent reputation, and a history of improving profitability. It is a model of a superbly-run, forward-looking regional delivery company, enjoying an excellent reputation for customer service."

          William Brannan, CD&L President, noted that Steve Keihner, son of Westwind's founder, James Keihner, and now president of the company, will become CD&L's West Coast Regional Manager overseeing the combined CD&L and Westwind businesses. He will be joined by former Westwind Director of Finance Teri McMullin and Director of Operations Fred Tepstein.

          Consolidated Delivery & Logistics, Inc. headquartered in Clifton, New Jersey is a full-service, same-day ground and air delivery and logistics company with 70 offices in 24 states and the District of Columbia. The Company utilizes nearly 3,500 employees and utilizes over 1,400 independent contractors in providing time sensitive delivery services to thousands of businesses. This press release contains certain forward-looking statements regarding future -more- events of the Company. These forward-looking statements include comments on the Company's future business development. These forward-looking statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements. Potential risks and uncertainties include without limitation the risk that revenues and profits of the acquired company will decrease or fail to improve over historical results, or that the Company's management group will be unable to effectively and profitably integrate the acquired business or that management of Westwind will be unable to effectively manage the larger combined CD&L-Westwind West Coast operation or will be unable to maintain its level of customer services or maintain its market presence or that the Company will be unable to achieve its national strategy contemplated by the Company's business management strategy or other risks specified in the Company's SEC filings.